Exhibit 99.1

Company Contacts:

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

- or -

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont, 212-481-2050

tessera@tpg-ir.com

May 5, 2015

Tessera Technologies Announces First Quarter 2015 Results

Total revenue of $79.9 million with recurring revenue growing 122% year-over-year

Repurchased $29.0 million of common stock during the quarter

SAN JOSE, Calif.—(BUSINESS WIRE) — Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) today announced financial results for the first quarter ending March 31, 2015. Total revenue from continuing operations for the first quarter of 2015 was $79.9 million, at the high end of the Company’s guidance range of $78.0 to $80.0 million. GAAP net income for the first quarter of 2015 was $35.6 million, or $0.66 per diluted share. Non-GAAP net income for the first quarter of 2015 was $40.4 million, or $0.74 per diluted share.

“First quarter results are testament to our continued focus on customer engagement and profitability,” said Tom Lacey, CEO of Tessera Technologies, Inc. “We continue to see progress on our growth initiatives and are particularly pleased with the level of engagement on technical collaboration with several customers.”

First Quarter 2015 Results

Revenue from continuing operations was $79.9 million compared with revenue from continuing operations of $88.3 million in the first quarter of 2014. Recurring revenue increased by 122% to $51.9 million, from $23.4 million in the first quarter of 2014. Episodic revenue, which fluctuates from quarter to quarter, totaled $28.0 million, compared with $64.9 million in the first quarter of 2014.

The increase in recurring revenue was driven primarily by the initiation of quarterly settlement payments from Amkor Technology Inc. and Powertech Technology Inc. in the first quarter, license revenue from Micron Technology, Inc., and continued growth from FotoNation.

Operating expenses from continuing operations were $27.7 million, compared with $32.6 million in the first quarter of 2014, a decrease of $4.9 million. Litigation expense decreased by $2.4 million, or 35%, from the first quarter of 2014, as the Company had fewer legal proceedings outstanding in the first quarter of 2015 as compared with 2014.

Net income from continuing operations was $35.6 million, or $0.66 per diluted share, compared with net income from continuing operations for the first quarter of 2014 of $33.4 million, or $0.62 per diluted share.

Non-GAAP net income from continuing operations was $40.4 million, or $0.74 per diluted share, compared with non-GAAP net income from continuing operations in the first quarter of 2014 of $41.6 million, or $0.76 per diluted share. Non-GAAP net income from continuing operations is defined as income and operating expenses adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, gain on sale of patents, restructuring and other related exit costs, and related tax effects.

Balance Sheet

Total current assets were $469.8 million as of March 31, 2015, a decrease of $5.8 million from December 31, 2014. Cash, cash equivalents and short-term investments were $435.3 million at March 31, 2015, an increase of $0.9 million from December 31, 2014. The quarterly increase in cash and investments reflects strong profitability offset by $29.0 million of common stock repurchases and $10.5 million of dividend payments.

Dividends

On March 24, 2015, $10.5 million was paid to stockholders of record as of March 3, 2015, for the quarterly cash dividend of $0.20 per share of common stock.

Additionally, on April 29, 2015, the Board of Directors approved the regular quarterly dividend of $0.20 per share of common stock, payable on June 17, 2015 to stockholders of record on May 27, 2015.

Stock Repurchase Program

During the first quarter of 2015, the Company repurchased 722,000 shares of common stock for an aggregate amount of $29.0 million. These purchases were executed under the Company’s stock repurchase program. As of March 31, 2015, the Company had $116.1 million remaining under its stock repurchase program.

Financial Guidance

For the second quarter of 2015, the Company’s guidance is as follows:

Total revenue is expected to be between $62 million and $64 million, GAAP earnings per share between $0.37 to $0.40 per share, and Non-GAAP earnings per share between $0.47 to $0.50 per share.

Conference Call Information

The Company will hold its first quarter ended March 31, 2015, earnings conference call at 2:00 PM Pacific time (5:00 PM Eastern time) today. To access the call in the U.S., please dial (888) 723-9308, and for international callers dial (615) 489-8916, approximately 10 minutes prior to the start of the conference call. The conference ID is 25694950. The conference call will also be broadcast live over the Internet at www.tessera.com and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial (855) 859-2056. International callers please dial (404) 537-3406. Enter access code 25694950.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results and guidance and the Company’s growth prospects. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; and the impact of competing technologies on the demand for the Company’s technologies. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2014, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. and its subsidiaries (the Company) generate revenue from licensing to manufacturers and other implementers that use the Company’s technology in areas such as mobile computing and communications, memory and data storage, and 3-D Integrated Circuit technologies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, FotoNation, the FotoNation logo and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees on a quarterly basis is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue.”

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Discontinued Operations

In January of 2014, the Company announced the cessation of all mems|cam manufacturing operations. This was the Company’s last manufacturing operation. The Company has classified the expenses of its DigitalOptics business as discontinued operations starting with the first quarter of 2014, and also reclassified results from this business to discontinued operations for all prior reporting periods.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, gain on sale of patents, restructuring and other related exit costs, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis.

Set forth below are reconciliations of non-GAAP net income (loss) to the Company’s reported GAAP net income (loss) and non-GAAP earnings per share to GAAP earnings per share guidance for the second quarter of 2015.

TSRA-E

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$17,306	$50,908
Short-term investments	417,968	383,513
Accounts receivable, net	4,907	4,478
Short-term deferred tax assets	15,891	19,334
Other current assets	13,685	17,277

Total current assets	469,757	475,510

Intangible assets, net	69,829	72,925
Long-term deferred tax assets	21,825	21,759
Other assets	6,627	6,929

Total assets	$568,038	$577,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,454	$3,509
Accrued legal fees	3,564	4,143
Accrued liabilities	7,515	16,157
Deferred revenue	9,919	10,217

Total current liabilities	22,452	34,026

Long-term deferred tax and other liabilities	2,138	1,738

Stockholders’ equity:
Common stock	58	58
Additional paid-in capital	584,883	576,341
Treasury stock	(138,257)	(106,231)
Accumulated other comprehensive income	183	(333)
Retained earnings	96,581	71,524

Total stockholders’ equity	543,448	541,359

Total liabilities and stockholders’ equity	$568,038	$577,123

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Total revenues	$79,850	$88,336

Operating expenses:
Cost of revenues	142	8
Research, development and other related costs	7,368	7,532
Selling, general and administrative	10,996	12,422
Amortization expense	4,696	4,603
Litigation expense	4,504	6,951
Restructuring, impairment of long-lived assets and other charges	—	1,039

Total operating expenses	27,706	32,555

Operating income	52,144	55,781
Other income and expense, net	647	330

Income before income taxes from continuing operations	52,791	56,111
Provision for income taxes	17,224	22,686

Income from continuing operations	35,567	33,425
Income (loss) from discontinued operations, net of tax	28	(12,527)

Net income	$35,595	$20,898

Earnings per share:
Income from continuing operations:
Basic	$0.68	$0.63

Diluted	$0.66	$0.62

Income (loss) from discontinued operations:
Basic	$—	$(0.24)

Diluted	$—	$(0.23)

Net Income:
Basic	$0.68	$0.39

Diluted	$0.66	$0.39

Cash dividends declared per share	$0.20	$0.10

Weighted average number of shares used in per share calculations-basic	52,559	53,223

Weighted average number of shares used in per share calculations-diluted	53,534	53,793

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014

GAAP income from continuing operations	$35,567	$33,425
Adjustments:
Stock-based compensation - research, development and other related costs	690	589
Stock-based compensation - selling, general and administrative	1,829	1,915
Amortization of acquired intangibles	4,696	4,603
Restructuring, impairment of long-lived assets and other charges	—	1,039
Tax adjustments for non-GAAP items	(2,348)	—

Non-GAAP net income from continuing operations	$40,434	$41,571

Non-GAAP net income from continuing operations per common share - diluted	$0.74	$0.76

Weighted average number of shares used in per share calculations excluding the effects of FAS123R - diluted	54,481	54,720

TESSERA TECHNOLOGIES, INC.

EPISODIC AND RECURRING REVENUE

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Episodic	$28,000	$64,945
Recurring	51,850	23,391

Total revenues	$79,850	$88,336

TESSERA TECHNOLOGIES, INC.

RECONCILIATION FOR GUIDANCE ON

GAAP TO NON-GAAP EARNINGS PER SHARE

	Three Months Ended June 30, 2015
	Low	High

Diluted earnings per share - GAAP	$0.37	$0.40

Amortization of intangible assets	0.09	0.09
Stock based compensation	0.07	0.07

Subtotal GAAP adjustments	0.16	0.16

Income tax effect	(0.06)	(0.06)

Effect on net income	0.10	0.10

Diluted earnings per share - non-GAAP	$0.47	$0.50